Exhibit 10.2

August 2, 2021

Josh Hoffman

Re:       Employment Separation Letter Agreement

Dear Josh:

This letter agreement (this “Letter Agreement”) confirms the termination of your employment with Zymergen Inc. (the “Company”) and your resignation from all positions and offices with the Company and any of its affiliates, including from the board of directors of the Company, in each case, to take effect on August 2, 2021 (the “Separation Date”).

In connection with your termination, the Company wishes to provide certain severance benefits to you, and you wish to receive such severance benefits, subject to the terms and conditions below.

This Letter Agreement shall become a binding agreement between you and the Company on the date you sign this Letter Agreement.

Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows:

1.       Final Pay; Business Expenses; Equity Grants.

(a)       Upon the Separation Date, you will be paid all final wages accruing through the Separation Date as set forth on Exhibit A, in accordance with applicable law. You acknowledge and agree that the payments set forth on Exhibit A accurately and completely reflect all wages earned by you through the Separation Date, and that you are not entitled to any additional wages or benefits, including any salary, bonuses, commissions, benefits, or other compensation, in connection with your employment with or termination of employment from the Company, except as set forth in this Letter Agreement.

(b)       As soon as possible and no later than September 15, 2021, you will submit for reimbursement in accordance with the Company’s expense reimbursement policies and practices all unreimbursed business expenses, if any, incurred by you, and thereafter, the Company shall promptly pay you.

(c)       You acknowledge and agree that as of the Separation Date, the unvested portion of any Company stock options or other equity awards held by you shall terminate immediately.

2.       Consideration. With the receipt of the payments and benefits set forth in Section 1 above, you will have received all payments and benefits earned or owed to you in connection with your employment with the Company, and you shall not be entitled to any additional compensation or benefits, except as provided below, subject to the terms and conditions set forth in this Letter Agreement. You acknowledge that the compensation and benefits provided below are good and valid consideration for the release of claims and other covenants set forth below.

3.       Severance Benefits. In addition to the payments set forth in Section 1, provided you timely execute and return the Release attached hereto as Exhibit B (the “Release”) and subject to your continued compliance with the provisions set forth in Section 6 and Section 9, the Company will pay to you severance in the form of salary continuation in installments at your base salary rate for the twelve-month period immediately following the Separation Date (the “Severance Period”), less applicable taxes, garnishments and any other withholding required by law or authorized by you, in accordance with the Company’s normal payroll practices, with the first installment to commence no later than the second regular payroll date following the date the Release becomes effective and irrevocable. The first installment shall be a “catch-up” payment equal to your base salary rate for the period of time following the Separation Date through the date such first installment is paid, and the balance of the severance shall be paid in regular installments payable in accordance with their original schedule through the expiration of the Severance Period.

4.       COBRA. If you elect COBRA continuation coverage, the American Rescue Plan Act of 2021 requires that the Company pay the COBRA premiums that you incur during the period ending on the earlier of September 30, 2021 or the date your COBRA continuation coverage otherwise ends. In addition, the deadline to elect COBRA continuation coverage is extended to the earlier of (i) one year from the date your COBRA election would otherwise be due, or (ii) the end of the COVID-19 national emergency. Additional information about these special COBRA rules is included in your COBRA notice.

In addition, provided you timely execute and return and do not revoke the Release, and subject to your continued compliance with the provisions set forth in Section 6 and Section 9, the Company will directly pay, or reimburse you for, the Company’s portion of the COBRA premium (at the same rates in effect on the Separation Date) for you and your covered dependents following September 30, 2021 through the earlier of (A) the expiration of the Severance Period or (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer.

5.       Stock Options. Provided you timely execute and return and do not revoke the Release, and subject to your continued compliance with the provisions set forth in Section 6 and Section 9, all of the stock options held by you that are vested as of the Separation Date, shall remain exercisable until June 30, 2022. Any unvested stock options or other equity awards held by you shall terminate immediately as of the Separation Date. You acknowledge that to the extent your vested stock options constitute “incentive stock options” within the meaning of Section 422 of the Code, they shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise price thereof is lower than the fair market value of the Company’s common stock as of the date of modification, such stock options shall no longer qualify as incentive stock options and you will lose the potentially favorable tax treatment associated with such stock options.

6.       Restrictive Covenants. Both during and after your employment you acknowledge your continuing obligations under that certain At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “PIIA Agreement”) entered into by and between you and the Company on April 13, 2021 not to use or disclose any confidential or proprietary information of the Company, to refrain from certain solicitation activities and to not disparage the Company, its affiliates or their respective directors or employees, in each case as detailed in the PIIA Agreement. A copy of your PIIA Agreement is attached hereto as Exhibit C. You acknowledge that all such covenants remain in full force and effect pursuant to their terms, and that your continuing compliance with such obligations is a material condition to the Company’s agreement to enter into this Letter Agreement. As of the Separation Date, you have executed and delivered to the Company the “Termination Certificate” attached as Appendix B to your PIIA Agreement. In the event that following your Separation Date, the Company determines that during your employment with the Company and its affiliates, you engaged in conduct that would have constituted “Cause” for termination (as defined under your Employment Agreement with the Company dated as of April 2021) or you breached your obligations under this Section 6 or 9 (including your obligations under the PIIA Agreement), the Company shall have no further obligations under Sections 3, 4 or 5 and you shall repay the Company any amounts previously paid by the Company pursuant to Sections 3 and 4 and will forfeit any stock options that remain outstanding pursuant to Section 5 and, to the extent permitted by applicable law, you shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any shares underlying your stock options.

Notwithstanding the foregoing, nothing herein shall restrict you from responding to a valid subpoena, nor shall you be prohibited from communicating with any government agency, including your right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation conducted by such agency or to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, you do not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, you understand that: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

7.       Arbitration. Without limiting your right to file Claims (as defined in the Release) with governmental agencies, you and the Company agree and desire that all disputes between you and the Company relating to or arising out of your employment with the Company or this Letter Agreement, other than Claims which you have effectively released pursuant to the Release and Claims that cannot, as a matter of law, be required to arbitrate (collectively, “Covered Claims”), will, to the fullest extent permitted by law, be resolved by final and binding arbitration in the county where you primarily worked for the Company as of the Separation Date. The arbitration will be conducted by a single, neutral arbitrator in accordance with the applicable arbitration rules (“Rules”) of the Judicial Arbitration and Mediation Service (“JAMS”) in effect when the dispute is submitted to arbitration, which can be found at www.jamsadr.com, or other rules mutually agreed upon in writing by the Company and you. The arbitrator shall be appointed as mutually agreed upon by you and the Company or, if no agreement can be reached, by JAMS pursuant to its Rules. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The Company and you shall be entitled to more than minimal discovery and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitation and the same remedies that would apply if the claims were brought in a court of law. The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, you and the Company shall each bear your or its own expenses, such as expert witness fees and attorneys’ fees and costs. Nothing herein shall prevent you or the Company from seeking a statutory award of reasonable attorneys’ fees and costs, if any. This Section 7 shall be governed by and enforceable pursuant to the Federal Arbitration Act. This Section 7 is intended to be the exclusive method for resolving any and all Claims by you or the Company against each other for payment of damages under this Letter Agreement or relating to your employment; provided, however, that neither this Letter Agreement nor the submission to arbitration shall limit your or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction.

8.       Waiver of Right to Jury Trial; Class Action Waiver. The Company and you understand and agree that this Letter Agreement constitutes a waiver of its and your right to a trial by court or jury of any Covered Claims. You understand and acknowledge that this Letter Agreement also constitutes a waiver of your right to bring any Covered Claim as part of or in connection with, or to participate with each person in or recover through, a class action lawsuit or claim. You and the Company agree that no Covered Claim shall be resolved by a court or jury trial, and no Covered Claim shall be brought as a class action.

9.       Cooperation. You shall assist and cooperate with the Company and its affiliates, (i) concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein; (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you; and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. Your full cooperation shall include, but not be limited to, being available to meet and speak with board members, officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request.

10.       Employee’s Representations. You represent and warrant that:

(a)           You shall return by September 15, 2021 to the Company all Company property in your possession, including, without limitation, all Confidential Information, laptops (other than your company issued personal laptop), cell phones, portable devices, software, keys, access badges or IDs, credit cards, thumb drives, equipment, supplies, records, files, handbooks, guidelines, materials, documents, and all other property belonging to the Company, whether in physical or electronic form, and all copies thereof.

(b)           You are not owed wages, salaries, commissions, bonuses, business expenses, benefits, or other compensation, other than as set forth in this Letter Agreement.

(c)            During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law.

(d)           You have not initiated any adversarial proceedings of any kind against any of the Company Parties, nor will you do so in the future, except as specifically allowed by this Letter Agreement.

(e)           You have signed this Letter Agreement knowingly and voluntarily, without any duress.

(f)            In signing this Letter Agreement, everything you are receiving is set forth herein, and you are not relying upon any agreements, promises or statements, verbal, written, or implied, that are not expressly set forth in this Letter Agreement.

11.       Severability. The provisions of this Letter Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this Letter Agreement, that you understand all of its provisions, and that you are voluntarily entering into this Letter Agreement.

12.       Governing Law. Except as expressly provided otherwise herein, this Letter Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of law rules thereof.

13.       Integrated Agreement. This Letter Agreement, together with the PIIA Agreement, sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company.

14.       Amendment of this Letter Agreement. This Letter Agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

15.       Execution in Counterparts. This Letter Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile and electronic signatures shall have the same force and effectiveness as original signatures.

16.        Section 409A.

(a) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with you to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 16 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify you for any taxes, interest or other liabilities arising under or by operation of Section 409A.

(b) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period (without interest).

(c) Installments and Reimbursements. For purposes of Section 409A, your right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

Signature Page Follows

To indicate your acknowledgment and agreement to the terms above, please date and sign the original of this Letter Agreement in the place indicated below.

Very truly yours,

ZYMERGEN INC.

/s/ Sandra Peterson
Sandra Peterson
Compensation Committee Chair

Accepted and agreed to on
this 2nd day of August, 2021 by:

/s/ Josh Hoffman
Josh Hoffman

Exhibit A

The final wages referenced in Section 1 shall include your unpaid base salary accruing through the Separation Date; and

Such final wages will be paid out in accordance with the applicable plan documents, if any, and the applicable wage payment laws and will be subject to applicable taxes, garnishments and any other withholding required by law or authorized by you.

Exhibit B

RELEASE OF CLAIMS

WHEREAS, Josh Hoffman (hereinafter “Executive”) and Zymergen Inc. (hereinafter the “Company”) (collectively, “the parties”) are party to that certain Employment Separation Letter Agreement (the “Letter Agreement”);

WHEREAS, Executive’s employment with the Company terminated effective August 2, 2021 (the “Termination Date”);

WHEREAS, on July 28, 2021 the Company presented this Release of Claims (“Release”) to Executive for his consideration (the “Agreement Delivery Date”); and

WHEREAS, the parties have agreed to a separation package to ease Executive’s transition from the Company’s employment and to resolve any and all disputes between them.

IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.             If Executive executes and does not revoke this Release by the end of the Revocation Period (as defined in Section 7 below), then this Release shall become effective and the Company, for and in consideration of the undertakings of Executive set forth and referenced herein, and intending to be legally bound, agrees to provide Executive, the payments and benefits set forth in Section 3, 4 and 5 of the Letter Agreement, as applicable, subject to the terms and conditions set forth in the Letter Agreement (the “Severance Benefits”).

2.             Executive expressly acknowledges and agrees that he has 21 days to consider this Release. If Executive does not sign this Release within 21 days following the Termination Date, or revokes this Release before the end of the Revocation Period, then Executive will not receive the Severance Benefits.

3.             Executive agree not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents (collectively, the “Company Parties”) for any reason whatsoever based on anything that has occurred at any time up to and including the date hereof as follows:

4.             On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the date hereof, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, the California Consumer Credit Reporting Agencies Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California WARN Act, the California Labor Code, California Business & Professions Code Section 17200, the California Family Military Leave Law, and California Military and Veterans Code, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

5.             Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Executive’s right to file for California unemployment or disability insurance benefits; (ii) Executive’s right to seek indemnity under California Labor Code Section 2802; (iii) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or similar local agency, or to cooperate with or participate in any investigation conducted by such agency, provided, however, that Executive hereby releases Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf; (iv) Executive’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation conducted by such agency; or (v) Executive’s right to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights.

6.           EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.            Executive acknowledges that the general release of Claims set forth in Section 5 above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Executive acknowledges as follows:

(i)       Executive has been advised to consult an attorney of Executive’s choice before signing this Release and Executive either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)       Executive has been granted over twenty-one (21) days after Executive was presented with this Release to decide whether or not to sign it. Executive agrees that such period shall not be extended due to any material or immaterial changes to the Release;

(iii)       Executive has carefully reviewed and considered and fully understand the terms set forth in this Release; and

(v)       Executive has the right to revoke this Release within seven (7) calendar days of signing this Release. If Executive wishes to revoke this Release, Executive must deliver written notice stating Executive’s intent to so revoke by emailing Mina Kim, Chief Legal Officer, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release. In the event Executive’s Release is so timely revoked, Executive shall not be entitled to any of the benefits set forth in the Letter Agreement, except as provided in Section 1 thereof.

This Release will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of law rules thereof.

EXECUTIVE

/s/ Josh Hoffman
Josh Hoffman

ZYMERGEN INC.

/s/ Sandra Peterson
Sandra Peterson
Compensation Committee Chair

Exhibit C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT